Exhibit 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of February 24, 2014 by and among VMware, Inc., a Delaware corporation (“Parent”), Aikman Acquisition Corp., a Delaware corporation (“Merger Sub”), A.W.S. Holding, LLC, a Delaware limited liability company (the “Company”), and David K. Dabbiere as the Representative (the “Representative”), as an amendment to the Agreement and Plan of Merger made and entered into as of January 21, 2014, by and among Parent, Merger Sub, the Company and the Representative (the “Merger Agreement”).
BACKGROUND
Parent, Merger Sub, the Company and the Representative previously entered into the Merger Agreement, which provides that the Merger Sub will merge with and into the Company, with the Company as the surviving entity.
Parent, Merger Sub, the Company and the Representative wish to amend the treatment in the Merger Agreement of unvested Company Options held by individuals in Australia and make certain other clarifying revisions.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
AMENDMENT
1.Capitalized terms in this Amendment and not otherwise defined shall have the meaning given them in the Merger Agreement.
2.Section 1.4(c)(iii)(A) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(A)    “Fully Diluted Company Units” means the sum, without duplication, of (1) the aggregate number of Company Class A Units that are outstanding immediately prior to the Effective Time, (2) the aggregate number of Company Class B Units that are outstanding immediately prior to the Effective Time, (3) the aggregate number of Company Class A Units into which all Company Series A Preferred Units outstanding prior to the Effective Time is convertible immediately prior to the Effective Time and (4) the aggregate number of Company Units underlying all In-the-Money Vested Options, Rollover Options, AUS Rollover Options, Company Restricted Units and Company RSUs (other than Retention RSUs and Company Units underlying Retention Options) outstanding immediately prior to the Effective Time.”
3.Section 1.6(a)(i)(B) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(B)    in the case of the portion of any Company Option that is not an AUS Rollover Option and that (i) is then unvested, (ii) has been issued to an employee or consultant of the Company or its Subsidiaries who will become an employee or consultant of Parent or its Subsidiaries as of the Closing Date, and (iii) has an exercise price per share less than the Per Unit Consideration (any such portion of Company Option, a “Rollover Option”), Parent will substitute each such Rollover Option with an option under Parent’s equity plan to acquire, on the same terms and conditions as were applicable to such Rollover Option as of immediately prior to such substitution by Parent (except as provided below), the number of shares of Class A Common Stock of Parent (“Parent Common Stock”), rounded to the nearest whole share, determined by multiplying the number of Company Units issuable upon the exercise in full of such Rollover Option as of immediately prior to the Effective Time by a fraction (such fraction, the “Option Exchange Ratio”), the numerator of which will be the Per Unit Consideration and the denominator of which will be equal to the average of the closing prices of Parent Common Stock on the New York Stock Exchange as reported on www.nyse.com for the 30 trading days ending on (and inclusive of) the trading day that is three trading days immediately prior to the Closing Date, at an exercise price per share of Parent Common Stock equal to the quotient obtained by dividing (x) the per share exercise price of such Company Option, by (y) the Option Exchange Ratio, rounded up to the nearest whole cent (each, as so adjusted, an “Substituted Option”); provided, that in the case of any Rollover Option that includes in its terms an ability to exercise any unvested Company Options in exchange for Company Restricted Units, as a condition to the substitution by Parent of such Rollover Option, the holder will waive such provision. Each Substituted Option (except for Substituted Options issued in exchange for Retention Options in accordance with Section 1.8) will provide for acceleration on the terms and conditions set forth in Schedule 1.6. The substitution of Company Options provided for in this 0 will be effected in a manner that is intended to satisfy the requirements of Sections 409A and 424(a) of the Code and the proposed and final Treasury Regulations thereunder;”
4.Section 1.6(a)(i)(C) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(C)    in the case of the portion of any Company Option that is held by an Australian service provider and (i) is then unvested, (ii) has been issued to an employee or consultant of the Company or its Subsidiaries who will become an employee or consultant of Parent or its Subsidiaries as of the Closing Date, and (iii) has an exercise price per share less than the Per

Unit Consideration (any such portion of Company Option, an “AUS Rollover Option”), Parent will substitute each such AUS Rollover Option with a restricted stock unit covering Parent Common Stock (an “AUS Replacement RSU”). The number of shares of Parent Common Stock subject to an AUS Replacement RSU will be determined by dividing (x) the product of (i) the number of unvested Company Units subject to such AUS Rollover Option immediately prior to such substitution and (ii) the excess of the Per Unit Consideration over the per unit exercise price of such AUS Rollover Option by (y) the closing price of Parent Common Stock on the New York Stock Exchange as reported on www.nyse.com on the Closing Date, and rounding down to the nearest whole share. The AUS Replacement RSUs will continue to have, and be subject to, the same vesting conditions and any accelerated vesting provisions; provided, however, that the vesting date for all such AUS Replacement RSUs will be changed following the Closing to occur on the first day of the applicable month in which the vesting for each AUS Rollover Option would have otherwise occurred; provided, further, that on, and only with respect to, the first vesting date of each AUS Replacement RSU, an additional number of shares of Parent Common Stock will vest equal to the number of such shares, if any, that would have vested between the Closing Date and the first day of the calendar month next occurring thereafter had the original vesting schedule for the AUS Rollover Option remained in effect. Each AUS Replacement RSU will provide for acceleration on the terms and conditions set forth in Schedule 1.6. This provision shall not apply to any In-the-Money Vested Option held by Australian service providers; such In-the-Money Vested Options shall be treated as provided in Section 1.6(a)(i)(A); and”
5.A new Section 1.6(a)(i)(D) of the Merger Agreement is hereby added after Section 1.6(a)(i)(C) as follows:
“(D)    By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, in the case of all other Company Options, be cancelled at the Effective Time without payment of any consideration.”
6.Section 1.6(a)(iii)(A) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(A)    each restricted membership unit that does not vest by its terms on or prior to the Effective Time (a “Company RSU”) that has been issued to an employee or consultant of the Company or its Subsidiaries who will become an employee or consultant of Parent or its Subsidiaries as of the Closing Date and remains outstanding immediately prior to the Effective Time will automatically be canceled, and will be substituted with a restricted stock unit covering Parent Common Stock (a “Replacement RSU”). The number of units subject to a Replacement RSU will be determined by multiplying the number of units subject to the Company RSU immediately prior to the Effective Time by the Option Exchange Ratio, and rounding to the nearest whole unit. Notwithstanding the foregoing, the number of units subject to a Replacement RSU that is substituted for a Company RSU held by an Australian taxpayer will be determined by multiplying the number of units subject to the Company RSU immediately prior to the Effective Time by a fraction, the numerator of which will be the Per Unit Consideration and the denominator of which will be equal to the closing price of Parent Common Stock on the New York Stock Exchange as reported on www.nyse.com on the Closing Date, and rounding down to the nearest whole unit. The Replacement RSUs will continue to have, and be subject to, the same material terms and conditions of the Company RSUs underlying such Replacement RSUs as are in effect immediately prior to the Effective Time, including the vesting conditions and any accelerated vesting provisions; provided, however, that the vesting date for all such Replacement RSUs will be changed following the Closing to occur on the first day of the applicable month in which the vesting for each Company RSU would have otherwise occurred; provided, further, that on, and only with respect to, the first vesting date of each Replacement RSU, an additional number of shares of Parent Common Stock will vest equal to the number of such shares, if any, that would have vested between the Closing Date and the first day of the calendar month next occurring thereafter had the original vesting schedule for the Company RSU remained in effect; and provided, further, that in the case of any Company RSU that includes in its terms any accelerated vesting feature, as a condition to the substitution by Parent of such Company RSU, the Replacement RSU will also require the holder to waive the accelerated vesting. Each Replacement RSU (except for Replacement RSUs issued in exchange for Retention RSUs in accordance with Section 1.8) will provide for acceleration on the terms and conditions set forth in Schedule 1.6.”
7.Section 1.6(a)(iv) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(iv)    Eligibility on Form S-8. The shares of Parent Common Stock issuable pursuant to Substituted Options, Replacement RSUs and AUS Replacement RSUs will be registered on Parent’s existing and effective registration statement on Form S-8.”
8.Section 4.10, Subsection (b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) the number and type of Company Units or other securities held by, or subject to the Company Options, Company RSUs, Retention RSUs or Company Restricted Units held by, such Persons, and whether the Company Options are AUS Rollover Options,”
9.Section 4.24 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“Section 4.24    Omitted.”
10.Section 8.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“8.3.    Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, emailed or delivered by globally recognized express delivery service to the parties at the addresses or email addresses set forth below or to such other address or email address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems and (c) in the case of email delivery, on the date of such delivery, provided the sender telephones the recipient to notify the recipient of such email.
(a)    if to Parent or Merger Sub:
VMware, Inc.
3401 Hillview Ave
Palo Alto, CA 94304
Attention: Shekar Ayyar, SVP, Strategy and Corporate Development
Email: legalcorpdev(AT)vmware(DOT)com
Telephone: (650) 427-5000
with a required copy to:
VMware, Inc.
3401 Hillview Ave
Palo Alto, CA 94304
Attention: General Counsel
with a required electronic copy to:
Email: legalcorpdev(AT)vmware(DOT)com
Telephone: (650) 427-5000

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94109
Attention: Robert S. Townsend
Email: rtownsend(AT)mofo(DOT)com
Telephone: (415) 268-7080

(b)    if to the Company before the Effective Time to:

A.W.S. Holding LLC
1155 Perimeter Center West, Suite 100
Atlanta, GA 30338
Attention: David K. Dabbiere
Email: DavidDabbiere(AT)air-watch(DOT)com
Telephone: (404) 478-7500

with a copy (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, GA 30309
Attention: David Eaton
Email: deaton(AT)kilpatricktownsend(DOT)com
Telephone: (404) 815-6051

if to Representative:
David K. Dabbiere
c/o A.W.S. Holding LLC
1155 Perimeter Center West, Suite 100
Atlanta, GA 30338
Email: DavidDabbiere(AT)air-watch(DOT)com
Telephone: (404) 478-7500

with a copy (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, GA 30309
Attention: David Eaton
Email: deaton(AT)kilpatricktownsend(DOT)com
Telephone: (404) 815-6051
11.Schedule 1.6 to the Merger Agreement is hereby amended and restated in its entirety as set forth on Annex A attached hereto.
12.The following definitions are hereby added to Section 8.1 of the Merger Agreement:
“AUS Replacement RSU” has the meaning set forth in Section 1.6(a)(i)(C).
“AUS Rollover Option” has the meaning set forth in Section 1.6(a)(i)(C).
13.Except as expressly modified hereby, all terms, conditions and provisions of the Merger Agreement will continue in full force and effect. Without limitation of the foregoing, any further amendments, modifications or waivers with respect to the Merger Agreement will require compliance with Section 6.3 thereof, and any reference to as of, or on, or otherwise relating to “the date hereof” or similar phrases set forth in the Merger Agreement intended to refer to the date thereof, will mean January 21, 2014, the date of the Merger Agreement and not the date of this Amendment or any other date.
14.In the event of any inconsistency or conflict between the terms and provisions of the Merger Agreement and this Amendment, the terms and provisions of this Amendment will govern and control.
15.The Merger Agreement, as amended by this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
16.This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Amendment may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed by their respective officers thereunto duly authorized, and Representative has executed this Amendment, in each case as of the date first written above.

VMWARE, INC.

By:	/s/ Shekar Ayyar
Name: Shekar Ayyar
Title: Senior Vice President, Strategy and Corporate Development

AIKMAN ACQUISITION CORP.

By:	/s/ Kevan Krysler
Name: Kevan Krysler
Title: Vice President, Finance

A.W.S. HOLDING, LLC

By:	/s/ John Marshall
Name: John Marshall
Title: President and CEO

/s/ David K. Dabbiere
David K. Dabbiere, solely in his capacity as Representative